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                            October 23, 2020

       Richard W. Heo
       Chief Executive Officer
       Gulf Island Fabrication, Inc.
       16225 Park Ten Place, Suite 300
       Houston, TX 77084

                                                        Re: Gulf Island
Fabrication, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 20,
2020
                                                            File No. 333-249560

       Dear Mr. Heo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Alexandra Clark
Layfield